Exhibit 99.1

TPI Reports First Quarter Fiscal Year 2013 Financial Results

CHENGDU, China, Nov. 15, 2012 -- Tianyin Pharmaceutical Inc. (NYSE Amex: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API) announced financial results for first quarter of the fiscal year 2013.

First Quarter of Fiscal Year 2013 Ended September 30, 2012 Financial Highlights:

●	Revenue was $16.0 million compared with $17.5 million for the quarter ended September 30, 2011;
●	Operating income was $2.2 million, compared with $2.1 million for the quarter ended September 30, 2011;
●	Net Income was $1.5 million compared with $1.5 million for the quarter ended September 30, 2011;
●	Earnings per share of $0.05 per basic share, and $0.05 per diluted share, compared with $0.05 per basic share, or $0.05 per diluted share for the quarter ended September 30, 2011;
●
Cash and cash equivalents totaled $37.5 million on September 30, 2012; Operating cash flow for the quarter ended September 30, 2012 was $0.5 million, compared with $3.6 million for the quarter ended September 30, 2011.

Comparison of results for the quarters ended September 30, 2012 and 2011:

	Quarters Ended September 30,
	2012	2011
	(In millions)
Sales	$16.0	$17.5
Cost of sales	$9.7	$11.7
Gross profit	$6.2	$5.9
Total operating expenses	$4.1	$3.7
Provision for income taxes	$0.6	$2.1
Net income	$1.5	$1.5

Sales for the quarter ended September 30, 2012 was $16.0 million, a decrease of 8.6% as compared to $17.5 million for the quarter ended September 30, 2011. The sales decrease was predominately the result of continuous generic pricing pressure amid healthcare reform further augmented by continued restrictive government policies to prioritize the Essential Drug List (EDL) drug sales. This simultaneously reduced the sales of our higher margin generic pharmaceuticals. However, on a positive note we did observe a stabilization of the pricing trends from a year earlier while comparing the revenue for the quarter ended September 30, 2011 with the respective period in 2010.

Our top five product sales are: Gingko mihuan oral liquid (GMOL) for stroke and cardiovascular disorders: $6.3 million; Mycophenolate mofetil capsules (MM) for renal transplant: $1.8 million; Azithromycin tablets (AZI) for infection: $0.95 million; Qingre jiedu oral liquid (QR): $0.94 million and Qianlie Shule capsules (QS) for prostate conditions: $0.42 million. These products totaled $10.4 million in sales, representing 62% of the quarterly revenue. The previous two core products Apu Shuangxin Benorylate Granules (Apu) and Xuelian Chongcao (XLCC) which are not covered by EDL or National Reimbursement List (NRL), have not reached the level to be included in the top five products mainly caused by the healthcare reform regulations that favor EDL and NRL drugs. Compared with a year earlier, the total core product sales have risen significantly from the $5.6 million for the quarter ended September 30, 2011 mainly due to the significant rise of GMOL sales: a 117% growth from $2.9 million for the quarter ended September 30, 2011. The strong sale momentum in GMOL, in our opinion, is a result of the inclusion of GMOL in a number of Provincial EDL such as the provinces of Henan and Shandong and the City of Chongqing. We expect the trend to continue for the remainder of fiscal year 2013.

Cost of Sales for the quarter ended September 30, 2012 was $9.7 million or 60.6% of sales, as compared to $11.7 million or 66.9% of sales for the quarter ended September 30, 2011. The percentage decrease in our cost of sales from the previous period was predominately attributable to a greater mix of higher margin products. While our market analysis has not yet fully affirmed a trend of continuous margin improvement we do believe that present sales data supports a flattening and slightly positive trend in our Cost of Sales. The contribution from our distribution business through Tianyin Medicine Trading (TMT) amounted to $3.9 million at 11% gross margin.

Gross Margin for the quarter ended September 30, 2012 was 39.1% as compared to 33.4% for the quarter ended September 30, 2011. As discussed above in the segment of costs of sales, our gross margin improved predominately as a result of a greater mix of higher margin products being sold during the period supported by a leveling off of negative pricing pressures in our lower margin generic portfolio. We expect that our overall gross margin in the near term, on a quarter to quarter comparison basis will likely improve from last year based upon continued improvement of our portfolio mix of higher margin products.

Operating Expenses were $4.1 million for the quarter ended September 30, 2012, as compared to $3.7 million for the quarter ended September 30, 2011. The increase in operating expenses was mainly associated with an increase in sales and marketing costs.

Net Income was $1.5 million with a net margin of 9.6% for the quarter ended September 30, 2012, as compared to net income of $1.5 million with net margin of 8.7% for the quarter ended September 30, 2011. This was predominately a direct result of improvements in our gross margins.

Diluted earnings per share for the quarter ended September 30, 2012 were $0.05 based on 29.3 million shares compared with the earnings of $0.05 per diluted share for the quarter ended September 30, 2011, based on 29.4 million shares.

Balance Sheet and Cash Flow

As of September 30, 2012, we had working capital totaling $44.2 million, including cash and cash equivalents of $37.5 million. Net cash generated in operating activities was $0.48 million for the three months ended September 30, 2012 as compared with net cash generated from operating activities as $3.6 million for the three months ended September 30, 2011. The net decrease in operating cash flow was predominately the result of; 1) an increase in the payment of trade notes payable of $3.1 million that was due this quarter, 2) a decrease of inventory of $1.4 million, and 3) an increase of advance from customer of $1.1 million. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2013.

Business Development & Outlook

R&D for additional indications of flagship product Gingko Mihuan (GMOL)

Our flagship product Gingko Mihuan Oral Liquid (GMOL, SFDA certification number: H20013079; patent number: 20061007800225) contributes approximately 39% to our total revenue. Clinical application and information gathered from our physicians showed that in addition to our approved indication for GMOL: cardiovascular disorders, coronary heart disease and cerebral ischemic attack including strokes, off-label use of GMOL have been indicated in hepatic diseases and ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macrolide Project (JCM)

TPI has completed the 240-ton JCM facility for the R&D, manufacturing and sale of API and chemical intermediates of macrolide antibiotics. In January 2012, JCM was approved for its GMP certification designated as "CHUAN M0799," which is valid for the period of December 31, 2011 until December 31, 2015. The JCM underwent efficiency improvement and calibration for large scale production for the initial three months of operation. By July 2012, JCM has started producing macrolide API for TPI's production of Azithromycin Dispersible Tablets (SFDA No: H20074145).

Tianyin Medicine Trading Distribution Business (TMT)

TMT is established to distribute products manufactured by both TPI and other pharmaceutical companies to fuel our expanding sales network as well as to provide synergy to our existing organic product portfolio. TMT has been distributing mainly TPI's own products since its inception in 2009. Since 2010, TPI has signed and later extended distribution contracts with Jiangsu Lianshui Pharmaceutical ("Lianshui") to distribute Lianshui-branded generic injection products including cough suppressant, antibiotics, anti-inflammatory medicines and other healthcare indications. On average, TMT distribution revenue contributed approximately $3-5 million sales per quarter to our total revenue.

Pre-extraction and formulation plant development at Qionglai Facility (QLF)

In preparation for the new Good Manufacturing Practice (GMP) standards stipulated by the PRC government in early 2011, TPI initiated the process of optimizing the manufacturing facilities and production lines in compliance with the new GMP standards by 2013. Concurrently, the city of Chengdu has re-designated various industrial parks for particular industries such as automobile, biotechnologies, pharmaceuticals and chemical engineering. As a consequence, TPI's current manufacturing facility at the Longquan district, east of Chengdu, which is designated for use by the automotive industry, is scheduled to be relocated to Qionglai city, south of Chengdu, which is designated for use by the pharmaceutical industry. The Qionglai facility (QLF) is approximately 18 miles from the Company's recently completed JCM facility. The proposed relocation project also includes our TCM pre-extraction plant, which is located near the center of city of Chengdu, a rapidly expanding residential area.

The QLF is estimated to be 80 mu or approximately 13 acres. Both pre-extraction plant and the formulation plant are to be relocated. The combined QLF plant, designed and constructed according to the latest GMP standards, is expected to relieve the current capacity saturation at TPI's facilities. The re-location and construction cost is estimated at $25 million for Phase I which, when completed in the end of calendar year 2012, will expand the current capacity by 30%. For Phase II of the QLF project, an additional $10 million in capital investment may be made to double the current capacity by calendar year 2013 if demand is required.

Fiscal Year 2013 Guidance

We are assuming that continued pricing pressures in our marketplace will remain constant for the upcoming year as we expect further reforms to be undertaken in the healthcare marketplace in China. This will continue to put pressure on our revenue growth in 2013, but we believe that JCM and TMT distribution business may help us overcome these external pressures and allow us to deliver 2013 revenue growth of approximately 10% to 15%. Therefore, we reiterate our fiscal 2013 revenue projection of approximately $75 to $80 million along with a net margin of approximately 10%.

We believe the following factors will influence the future growth perspectives of our Company: 1) Market expansion and revenue growth of TPI's core product portfolio led by flagship product Gingko Mihuan Oral Liquid (GMOL) and other major products; 2) Ramp up of JCM revenue in the fiscal year 2013; 3) The gradual stabilization of generic sales following the progressive pricing restrictions caused by the ongoing healthcare reform; 4) Steady TMT distribution revenue contribution; and 5) QLF relocation and smooth transition of production capacity.

Management will continue to evaluate the Company's business outlook and communicate any changes on a quarterly basis or as when appropriate.

Conference Call

Senior management of TPI will host its earnings conference call for the first quarter fiscal year 2013 ending September 30, 2012 to be held at 8:30 a.m. ET on Thursday, November 15, 2012.

Interested parties may access the call by dialing 1-877-941-4774 (U.S.) or 1-480-629-9760 (International).

The conference ID is 4572569. It is advisable to dial in approximately 5 minutes prior to the start of the call.

A replay will be available by calling 1-877-870-5176 (U.S.) or 1-858-384-5517
From:  11/15/2012 @ 11:30 am E.T. To:    11/29/2012 @ 11:59 pm E.T.
Replay Pin Number:  4572569

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at the following link: http://public.viavid.com/index.php?id=102266

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, modernized traditional Chinese medicines, branded generics and other pharmaceuticals. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 7 are included in the essential drug list of China. TPI's pipeline targets various high incidence healthcare indications.

For more information about TPI, please visit: http://www.tianyinpharma.com.

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:
Investors Contact: ir@tpi.asia
Web:   http://www.tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)
        +86 134-36-550011 (China)
Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Balance Sheets

	September 30,	June 30,
	2012	2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$37,538,365	$35,152,295
Restricted cash	1,583,000	3,534,550
Accounts receivable, net of allowance for doubtful accounts of $113,719
and $113,862 at September 30, 2012 and June 30, 2012, respectively	10,264,113	11,272,367
Inventory	6,432,893	5,863,013
Advance payments	-	642,075
Other current assets	475,866	436,664
Total current assets	56,294,237	56,900,964

Property and equipment, net	26,040,538	26,458,349

Intangibles, net	20,732,243	20,958,226

Total assets	$103,067,018	$104,317,539

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$1,487,623	$1,586,151
Accounts payable – construction related	410,899	740,832
Short-term bank loans	6,015,400	6,023,000
Trade notes payable	1,583,000	4,675,750
Advances from customer	1,139,760	-
Income tax payable	583,307	804,595
Other taxes payable	480,104	500,782
Other current liabilities	425,931	466,982
Total current liabilities	12,126,024	14,798,092

Total liabilities	12,126,024	14,798,092

Equity
Stockholders' equity:
Common stock, $0.001 par value, 50,000,000 shares authorized,
29,332,791 shares issued and outstanding at September 30, 2012
and June 30, 2012	29,446	29,446
Additional paid-in capital	30,117,997	30,104,902
Treasury stock	(135,925)	(135,925)
Statutory reserve	6,120,143	6,120,143
Retained earnings	46,563,946	45,022,329
Accumulated other comprehensive income	7,988,385	8,100,526
Total stockholders' equity	90,683,992	89,241,421

Noncontrolling interest	257,002	278,026

Total equity	90,940,994	89,519,447

Total liabilities and equity	$103,067,018	$104,317,539

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For the Three Months Ended
	September 30,
	2012	2011

Sales	$15,971,697	$17,528,578

Cost of sales	9,727,993	11,675,529

Gross profit	6,243,704	5,853,049

Operating expenses
Selling expenses	2,761,438	2,477,326
General and administrative expenses	1,121,533	1,019,122
Research and development	215,930	210,715
Total operating expenses	4,098,901	3,707,163

Income from operations	2,144,803	2,145,886

Other income (expenses):
Interest income	67,602	34,961
Interest expense	(108,404)	(49,845)
Other income	-	(4,718)
Total other expenses	(40,802)	(19,602)

Income before provision for income taxes	2,104,001	2,126,284

Provision for income taxes	583,048	619,067

Net income	1,520,953	1,507,217

Less: net income attributable to noncontrolling interest	(20,664)	(18,023)

Net income attributable to Tianyin Pharmaceutical Co., Inc.	$1,541,617	$1,525,240

Basic earnings per share	$0.05	$0.05
Diluted earnings per share	$0.05	$0.05

Weighted average number of common shares outstanding:
Basic	29,332,791	29,396,276
Diluted	29,332,791	29,396,276

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Comprehensive Income
(Unaudited)

	For the Three Months Ended
	September 30,
	2012	2011

Net income	$1,520,953	$1,507,217

Other comprehensive income (loss)
Foreign currency translation adjustment	(112,500)	947,507

Total other comprehensive income (loss)	(112,500)	947,507

Total Comprehensive income	1,408,453	2,454,724

Less: Comprehensive income (loss) attributable to the noncontrolling interest	(21,024)	237,404

Comprehensive income attributable to
Tianyin Pharmaceutical Co., Inc.	$1,429,477	$2,217,320

TIANYIN PHARMACEUTICAL CO., INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	September 30,
	2012	2011
Cash flows from operating activities:
Net Income	$1,520,953	$1,507,217
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	583,704	286,668
Share-based payments	13,095
Provision for bad debts	-	43,558
Changes in current assets and current liabilities:
Accounts receivable	993,591	699,626
Inventory	(577,022)	820,036
Advance payments	640,981	581,122
Other current assets	(39,736)	(63,523)
Accounts payable and accrued expenses	(96,477)	828,517
Accounts payable – construction related	(328,853)	(238,357)
Trade notes payable	(3,085,485)	-
Advances from customer	1,139,256	-
Income tax payable	(220,175)	(368,238)
Other taxes payable	(20,037)	(342,478)
Other current liabilities	(40,444)	(129,363)
Total adjustments	(1,037,602)	2,117,568

Net cash provided by operating activities	483,351	3,624,785

Cash flows from investing activities:
Addition to property and equipment	-	(113,819)
Additions to intangible assets – approved drugs	-	(765,282)
Additions to intangible assets – land use right	-	(1,815,804)

Net cash used in investing activities	-	(2,694,905)
Cash flows from financing activities:
Restricted cash	1,946,229	(1,530,564)
Proceeds from short-term bank loans	-	1,561,800

Net cash provided by financing activities	1,946,229	31,236

Effect of foreign currency translation on cash	(43,510)	621,270

Net increase in cash and cash equivalents	2,386,070	1,582,386

Cash and cash equivalents – beginning	35,152,295	31,724,906
Cash and cash equivalents – ending	$37,538,365	$33,307,292

Supplemental disclosures of cash activities
Cash paid for interest	$108,404	$49,845
Cash paid for income taxes	$803,579	$987,304